SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 22, 2010

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Extension of Joseph Petroleum Exploration License

On April 22, 2010, the Israeli Petroleum Commissioner notified Zion Oil & Gas, Inc. (the "Company" or “Zion”) that it was approving the Company’s request for a one-year extension on the Company’s Joseph License, extending the expiration date of the Joseph License until October 10, 2011.

The Company’s “Joseph License” covers approximately 83,272 acres on the Israeli coastal plain south of the Asher-Menashe License between Caesarea in the north and Netanya in the south.  The Joseph License had an initial three-year term that ran from October 10, 2007 through October 10, 2010, and has now been extended for an additional one-year period ending October 10, 2011. At the option of the Israeli Petroleum Commissioner, the Joseph License may be extended for additional one-year periods up to 2014.

Under the terms of the Joseph License, as extended, Zion is required (i) to submit to the Israeli Petroleum Commissioner a report as to the production testing of Zion’s Ma’anit-Rehoboth #2 well by October 1, 2010 and (ii) to start drilling, by January 1, 2011, a well to the Permian geological layer.

The Company is in the process of preparing for submission to the Israeli Petroleum Commissioner the production reports relating to the Ma’anit-Rehoboth #2 well and has previously disclosed its plans to drill the Ma’anit-Joseph #3 well to test the Permian geological formation, both of which are located within the Joseph License area. The Company has started the permitting process for the Ma’anit-Joseph #3 well.

Attached, as Exhibit 10.1, is an English translation from the original Hebrew of the extension letter.

 ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1 – Petroleum Exploration License No. 339/ “Joseph” Extension Letter (translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 28, 2010	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer